Exhibit 10.12
CONTRACT OF AFFREIGHTMENT
          THIS CONTRACT OF AFFREIGHTMENT (“Contract”) dated as of the 12th day of October, 2007, by and between:
          (1) MOSAIC FERTILIZER, LLC, a Delaware limited liability company with offices located at 3033 Campus Drive, Suite E-490, Plymouth, MN 55441 (hereinafter called “SHIPPER”), and
          (2) TECO OCEAN SHIPPING COMPANY, a Florida corporation with offices located at 1300 East 8th Avenue, Suite S-300, Tampa, Florida 33605 (hereinafter called “CARRIER”).
WITNESSETH:
          WHEREAS, Shipper has phosphate rock mining operations in Florida (hereinafter sometimes “Shipper’s Operations”) and processing plants near Donaldsonville, Louisiana (“Faustina Plant”), and near Uncle Sam, Louisiana, (“Uncle Sam Plant”) (collectively “Shipper’s Plants”) which will necessitate transportation of Phosphate (as defined below) from Tampa, Florida to Shipper’s Plants by suitable marine equipment, and Shipper desires to have the quantities of phosphate rock transported primarily by self-unloading and, to a lesser extent, by non self-unloading vessels between those ports.
          NOW, THEREFORE, in consideration of the mutual covenants, provisions, benefits and agreements hereinafter made and contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Carrier and Shipper do hereby covenant and agree as follows:
Section 1. Service
               Carrier during the term of this Contract shall transport or cause to be transported in bulk in suitable marine equipment (herein collectively called the “Vessels” and individually a “Vessel”), from Shipper’s Big Bend Terminal, Tampa, Florida or other loading terminal nominated by Shipper and agreed by Carrier, not to be unreasonably withheld, (herein called “the Loading Port”) across the Gulf of Mexico and discharge at one or more of Shipper’s Plants or, when utilizing non-self unloading Vessels, the IC Rail Terminal located at mile 161 on the Eastbank of the Mississippi River (herein called the “IC Rail Terminal”) or other mutually agreed upon discharge facility, not to be unreasonably withheld (herein called the “Discharging Port”) the quantities of wet phosphate rock in bulk (herein called “Phosphate” or the “Cargo”) tendered from time to time by Shipper at the Loading Port.

Section 2. Cargo and Tonnage to be Carried
               (a) Shipper agrees to tender to Carrier and Carrier agrees to transport for Shipper between the Loading Port and the Discharging Port all of Shipper’s requirements for Phosphate to be processed or consumed at the Shipper’s Plants and shipped from its central Florida mining production or from a third party’s central Florida mining production (“Shipper’s Full Requirements”), in full and complete cargoes, which has been determined to be, and shall in no event be less than, a minimum of 2,800,000 tons annually of Phosphate each year of the term of this Contract (the “Guaranteed Annual Minimum”) and not greater than a maximum of 3,500,000 tons annually of Phosphate during each year of the term of this Contract (the “Maximum Annual Tonnage”). It is the intention of the parties that the transportation of the Guaranteed Annual Minimum shall be by self-unloading Vessels, provided that Shipper provides notice of transportation requirements for the next calendar year as required in Section 12(a). If Shipper requires transportation of greater than the Guaranteed Annual Minimum, Carrier may use a combination of self-unloading and non self-unloading vessels as per Exhibit “B”, provided that Shipper provides notice of transportation requirements for the next calendar year as required in Section 12(a). The Shipper’s shipments of Phosphate towards the Guaranteed Annual Minimum and Maximum Annual Tonnage shall be calculated on a calendar year basis and shall be prorated for any partial calendar year of this Contract. The term ton shall mean a short ton of 2,000 lbs.
               (b) All phosphate rock tendered for carriage hereunder shall have a screen analysis size from - 3/4 to +150 mesh, and be free of debris, foreign objects and oversized Phosphate materials incompatible with the safe and proper operation of the self-unloading equipment of the Vessels. Shipper shall indemnify Carrier for any damage to Carrier’s equipment due to debris, foreign objects or oversized Phosphate materials tendered for loading with Shipper’s Cargo. Carrier shall indemnify Shipper for any damage to Shipper’s equipment due to debris or foreign objects resulting from Carrier supplied stevedoring operations at the discharge port. The Cargo shall be tendered at such ratable intervals as to permit the Vessels (both self unloading and non-self unloading) to operate on a fairly even basis over each year, which is anticipated to mean the Shipper’s annual Expected Transportation Requirements as per Section 12 (a), generally evenly transported over 12 months with a plus or minus 10% monthly variable. Shipper recognizes that during self-unloading vessel maintenance and shipyard periods, Carrier will provide services with non-self unloading vessels to ensure the ratability of service and therefore Shipper will ensure availability of a suitable discharge facility (including without limitation the IC Rail Terminal) in order to enable Carrier to provide operations on a fairly even basis. Both parties will use commercially reasonable efforts to build inventory at Shipper’s Discharge Port in advance of Carrier’s maintenance and shipyard periods in order to minimize use of non self-unloading vessels. Carrier shall also transport Cargo between locations other than those referred to in Section 1 at a mutually agreed rate.
               (c) If for any reason Shipper tenders for transportation in any calendar year during the term hereof less than the Guaranteed Annual Minimum, Shipper shall pay to Carrier at the end of such year an additional payment equal to the difference between the tonnage of Cargo tendered by Shipper hereunder during such year and the Guaranteed Annual Minimum (the “Tonnage Deficiency”) times the applicable dead freight rate as follows:
               (i) If Shipper tenders 2,400,000 or more tons of Phosphate for transportation in such calendar year, the applicable dead freight rate on the Tonnage Deficiency shall be equal to 71% of the sum of the then-effective General Component of the Freight Rate under Section 7 (“Reduced Dead Freight Rate”) .
               (ii) If Shipper tenders less than 2,400,000 tons of Phosphate in such calendar year, the Reduced Dead Freight Rate shall apply to the first 400,000 tons of the Tonnage Deficiency, and the dead freight rate applicable to the remainder of the Tonnage Deficiency shall be equal to 100% of the sum of the then-effective General Component of the Freight Rate under Section 7 (“Standard Dead Freight Rate”), subject further to the provisions of Section 28 hereof (Temporary Suspension).
               In addition, to the extent of any Tonnage Deficiency subject to the Reduced Dead Freight Rate in such calendar year, a deferred balance account shall be established equal to said Tonnage Deficiency times 29% of the sum of the then-effective General Component of the Freight Rate under Section 7. A flat-rate surcharge shall be added to the Freight Rate, applicable to the first 2,400,000 tons tendered for shipment in the following calendar year, sufficient to fully pay off the deferred balance account as such tons are tendered for shipment. Any remaining amount in the deferred balance account not paid off for any reason (because 2,400,000 tons were not tendered for shipment in said following calendar year) shall be paid off at the end of said following calendar year, without further deferral.
               The remedy provided in this Section 2(c) constitutes the sole and exclusive remedy available to Carrier in the event Shipper fails to tender the Guaranteed Annual Minimum, and except for such remedy, Carrier shall have no right to seek any other damages, including without limitation incidental or consequential damages, caused solely by Shipper’s failure to tender the Guaranteed Annual Minimum pursuant to this Contract. Shipper’s requirement to tender the Guaranteed Annual Minimum shall not be applicable to the extent Shipper’s failure to tender such Cargo results from force majeure circumstances as set forth in Section 18 or as a result of any default of Carrier. In addition, and purposes of clarification, in the event that a force majeure event as set forth in Section 18 precludes Shipper’s ability to produce sufficient quantities of Phosphate to fully supply both (i) the Phosphate requirements of Shipper’s New Wales, Riverview and Bartow fertilizer production facilities (“Shipper’s Florida Plants”) as determined and existing prior to the force majeure event and (ii) Shipper’s Guaranteed Annual Minimum for Shipper’s Plants (i.e., Uncle Sam and Faustina), then Shipper may allocate Phosphate in order to supply its Florida Plants up to the previously existing and determined Phosphate requirements without liability for any resulting failure to tender the Guaranteed Annual Minimum under this Contract provided that all Phosphate in excess of that allocated to Shipper’s Florida Plants as provided herein is tendered to Carrier pursuant to this Contract.
Section 3. Term of Contract
The term of this contract shall begin on October 12, 2007 (“Effective Date”) and shall end on December 31, 2017.
The Guaranteed Annual Minimum and Maximum Annual Tonnage amounts provided in Section 2(a) shall be effective from the Effective Date until December 31, 2012. For each calendar year thereafter and beginning January 1, 2013, with respect to Shipper’s Full Requirements and the corresponding Guaranteed Annual Minimum and Maximum Annual Tonnage, Shipper shall elect tonnage alternative 1, 2, 3 or 4 as set forth in Exhibit B. Such election for the calendar year 2013 shall be made by written notice from Shipper to Carrier no later than December 31, 2010, and for following years’ such elections shall likewise be made by written notice from Shipper to Carrier no less than two years prior to the start of the respective calendar year. Should Shipper fail to elect any tonnage alternative for any calendar year as provided herein, then Shipper’s Full Requirements and the corresponding Guaranteed Annual Minimum and Maximum Annual Tonnage for that calendar year shall be the same as the immediately preceding calendar year. Notwithstanding the elections made by Shipper as provided herein, Carrier shall still remain, throughout the entire term of this contract, the sole and exclusive carrier of Shipper’s Full Requirements.
Section 4. The Equipment — Vessels
               (a) The Carrier agrees to provide and operate (or have operated by its affiliates or subsidiaries) Vessels, which shall be enrolled and licensed under the laws of the United States of America, and classed A-l by the American Bureau of Shipping, or equivalent in another recognized classification society. All Vessels shall be capable of receiving Cargo at an instantaneous rate of 3,000 short tons per hour. Self-Unloading Vessels shall be capable of discharging at an average rate of 2,000 short tons per hour, except in the case of the Barge Gayle Eustace.

               (b) The Carrier, or its affiliate or subsidiary, shall, prior to the commencement of each voyage, exercise due diligence to make the Vessels used in the rendering of transportation services hereunder seaworthy, properly equipped and supplied for carriage of Phosphate in bulk. With Shipper’s approval, which will not be unreasonably withheld, Carrier shall be entitled to employ non self-unloading equipment other than as outlined in Exhibit B, but in said event Carrier shall supply at its own expense all additional equipment, power and labor necessary to discharge the Vessels’ cargo at IC Rail Terminal or other mutually agreed upon discharge facility.
               (c) Prior to loading the Carrier shall cause all cargo compartments to be as clean as necessary for the carriage of Phosphate in bulk. Shipper reserves the right to inspect the Vessels, either directly or by its representatives, and to notify Carrier if Shipper finds, prior to loading, any Vessels not clean as aforesaid. If, after such notice, the parties hereto disagree regarding the cleanliness of a Vessel, they shall request National Cargo Bureau (“NCB”) or agreed equivalent to inspect the Vessel and such decision shall be binding. Such inspections shall be for the account of Shipper if the Vessel passes examination (and the time used for such inspection shall count for demurrage or delay time calculations) and for the account of Carrier if it does not pass (and the time used for such inspection shall not count for demurrage or delay time calculations).
Section 5. Carrier Provision of Transportation Service
               (a) Carrier shall transport Shipper’s Full Requirements, and Shipper shall tender Shipper’s Full Requirements on a fairly even basis (that is, in amounts not to exceed the practical capacity of Carrier’s available Vessels from time to time) during each calendar year. It is understood and agreed that Carrier is to be the sole and exclusive carrier of Shipper’s Full Requirements for the entire term of this contract. It is further understood and agreed that the only Phosphate not subject to transport by Carrier pursuant to this contract would be that which is neither shipped nor obtained by Shipper from Florida, meaning that Carrier will be Shipper’s sole and exclusive carrier for the movement of all Phosphate that is obtained or shipped from Florida to be used, consumed or processed at Shipper’s Plants during the entire term of this Contract. It is understood and agreed, however, that should Shipper obtain and ship any Phosphate from anywhere other than Florida (“Other Phosphate”) for consumption or use at Shipper’s Plants, then Shipper and Carrier shall attempt to negotiate an agreement, in good faith, for the transportation by Carrier of such Other Phosphate.
               Notwithstanding the foregoing, should Shipper determine that Shipper’s Full Requirements during any twelve (12) month period will exceed the Maximum Annual Tonnage, then Shipper shall give Carrier prompt written notice of this fact (the “Excess Notice”), and as soon as reasonably practical thereafter, subject to Section 12 hereof and Vessel availability, Carrier shall commence the transportation of this excess Phosphate pursuant to this Agreement.
               (b) Should Carrier fail to ratably transport Shipper’s Expected Transportation Requirements, as defined in Section 12, in accordance with Exhibit B and as provided for hereunder, for any reason other than Shipper’s default, Carrier shall arrange to provide substitute equipment for individual shipments of Cargo at the transportation rate specified by this Contract in quantities acceptable to the Shipper, which acceptance shall not be unreasonably withheld, in order to transport Shipper’s Expected Transportation Requirements, and the tonnage so transported shall apply toward Shipper’s Guaranteed Annual Minimum. If Carrier fails to provide the substitute equipment after 30 days written notice from Shipper to Carrier, Shipper may, for Carrier’s account and expense, arrange in good faith and at arm’s length terms for a third party to transport such Cargo tonnage (up to the Shipper’s Expected Transportation Requirements) which Carrier is unable to transport. Any increase in cost per ton of Cargo including increased cost of discharging paid by Shipper for such third party transportation shall be reimbursed to Shipper by Carrier, and the tonnage so transported shall apply toward Shipper’s Guaranteed Annual Minimum. Should either the Carrier or Shipper be unable to find substitute equipment, this shall not relieve Carrier of its obligation to transport Shipper’s Full Requirements. Carrier shall not be liable for Shipper’s incidental or consequential damages arising from the failure to transport Shipper’s Full Requirements. The requirement of Carrier to provide substitute equipment or to underwrite the costs of Shipper’s arrangements for substitute equipment shall not be applicable if Carrier’s failure to transport the required tonnage results from force majeure circumstances as set forth in Section 18 or Section 22 which prevents the use of Carrier’s or its affiliates’ or its subsidiaries’ equipment or as a result of any default of Shipper. The foregoing paragraph, together with Section 25(b) states Shipper’s sole and exclusive remedy for any failure of Carrier to transport Shipper’s Full Requirements.
Section 6. Payment of Freight
               (a) The freight payable by Shipper shall be deemed earned upon completion of loading of Cargo, shall be invoiced as promptly as practicable thereafter, and all invoices rendered by Carrier under the Contract shall be payable to Carrier within thirty (30) days following the date of invoice. Any invoices that remain unpaid after thirty (30) days from date of invoice shall earn interest, compounded at one and one-half (1 1/2) percent per month or portion thereof from the due date. If the aforesaid interest rate is determined to be illegal under Florida law during the term of this Contract, the interest charge shall be at the maximum legal rate.
               (b) The weight of Cargo shipped shall be determined by the loading facilities’ certified belt scale weight, or at Shipper’s option, a draft survey at Shipper’s expense. Shipper shall maintain

(or cause to be maintained) the belt scales in accordance with the manufacturer’s instructions and applicable standards. The scales shall be re-certified at least once every six months, and Shipper shall send to Carrier appropriate evidence of said re-certification. Either party may, at its own expense, have the loaded weight verified by a draft survey prepared by an independent marine surveyor such as National Cargo Bureau and, in that event, the result of such survey shall be official shipping weight. The expense of the draft survey shall be shifted to Shipper if Shipper has failed to have re-certified the belt scales in accordance with this paragraph and the belt scales weights deviated from the draft survey results by greater than one-half percent.
               (c) If, during any 60-day period, Shipper shall fail to tender any Cargo for transportation by Carrier under this Contract, then Carrier may commence invoicing the Shipper monthly for pro rata portion of the Guaranteed Annual Minimum at the Freight Rate then in effect in accordance with Section 2(c). The amounts paid under this paragraph (c) for any calendar year shall be credited at the end of such calendar year toward the amounts otherwise owed under Section 2(c), and if the amounts paid under this paragraph (c) exceed the amounts otherwise owed under Section 2(c), the excess amounts shall be promptly refunded.
Section 7. Freight Rate and Adjustments
               (a) During the term of this Contract, Shipper agrees to pay Carrier for transportation of Phosphate from the Loading Port to the Discharging Port a rate (the “Freight Rate”) as follows:
     $9.86 per ton
It is understood that the foregoing Freight Rate shall apply only to Cargo actually tendered for shipment, and the dead freight payment under Section 2(c) shall apply as therein provided to any Tonnage Deficiency.
The Freight Rate shall consist of the following Components: Fuel and General. The components of the Freight Rate are subject to adjustment, computed to the nearest cent as provided below. An example of such an adjustment is attached hereto as Exhibit “A”.
               (b) Beginning with the first full or partial calendar month hereunder, the Fuel Component, $2.12 of the per ton Freight Rate, shall be adjusted monthly (on the first day of each month) in direct proportion to the percentage increase or decrease above or below the Base Fuel Cost defined below in the simple monthly average of the U.S. wholesale posted price per gallon of low sulfur diesels published in Platt’s Oilgram for delivery at New Orleans, Louisiana on each Friday of the prior month. A copy of the Platt’s Oilgram or an agreed upon equivalent will be furnished to Shipper each month. The

Base Fuel Cost means the posted price per gallon of low sulfur diesel, stipulated to be $1.75.
               (c) The General Component of the Freight Rate shall be $7.74.
Beginning with the first calendar quarter of 2008, the General Component shall be adjusted for each calendar quarter in direct proportion to the percentage increase or decrease in the GDP Implicit Price Deflator for the quarter as published by the United States Department of Commerce in the Survey of Current Business available from the Government Printing Office above or below such deflator for the third quarter of 2007, which is the base period for this adjustment (“Base Deflator”). The price deflator for the contract quarter for which the computation is being made will be compared to the Base Deflator to determine the percentage adjustment in the General Component, which adjustment shall become effective on the first day of the second month of the next contract quarter following the quarter for which the computation is made. For instance, change in the General Component of the Freight Rate computed using the price deflator for the calendar quarter ended December 31, 2007 would become effective on February 1, 2008. In the event the foregoing GNP Implicit Price Deflator shall no longer be published during the term hereof in its present form, a mutually agreed comparable published index shall be used as a replacement.
               (d) The freight rates quoted above are based on present Federal, State, municipal or local taxes, charges, fees, tolls or other additional levies imposed by governmental authorities upon Carrier, its equipment, fuel or cargo used in performance of this Agreement. In the event such taxes, charges, fees, tolls or other levies are increased or decreased during the term of this contract, the freight rate for all shipments commenced after the effective date of such increase or decrease shall be adjusted to fully reflect such changes to the extent not reflected in Sections 7(b) or 7(c). In such event, Carrier shall provide documentary evidence of the additional taxes, charges, fees, tolls or other levies.
Section 8. Notice of Readiness
               The Carrier’s Master or his agent shall give the Shipper or his agent, by email, facsimile, wireless or telephone, a twenty-four (24) hour ETA and a six (6) hour ETA of the Vessel’s arrival at Loading Port and Discharging Port on each voyage. Upon arrival at customary anchorage or berth, the Master or his agent shall give the Shipper a Notice of Readiness.
Section 9. Loading Port
               Shipper’s Cargo will be loaded at the Loading Port. Shipper shall provide for voyages with Shipper’s Cargoes, at its expense, safe loading berths where the Vessels can safely proceed to, lie at, and depart from, fully loaded, and remain safely afloat at any stage of the tide. For the purposes intended by this Contract, Shipper shall maintain, or cause to be maintained, adequate water depth to accommodate vessels to a maximum draft of 34 feet at any stage of the tide. In the event Shipper is able to provide adequate water depth to accommodate vessels to a draft greater than 34 feet at any stage of the tide as designated by the Tampa Bay Pilots, Carrier shall discount the freight rate shown in Section 7(a) by $0.25 per ton for Vessels loaded by Shipper to greater than 34 feet. In the event Shipper is unable to provide adequate water depth to accommodate vessels to their maximum draft at any stage of the tide, not exceeding a draft of 34 feet, then Shipper shall pay the freight rate shown in Section 7(a) as if the Vessel had loaded to maximum draft, not exceeding 34 feet. Shipper shall have up to six months to remedy the inadequate water depth situation prior to Carrier assessing freight based upon the maximum draft as stipulated in the preceding sentence. Any payments that are made by Shipper with respect to the failure to remedy the inadequate water depth shall count towards the Guaranteed Annual Minimum.
Section 10. Discharging Port
               Shipper’s Cargo shall be discharged at the dock facilities of Shipper at the Discharging Port. Shipper shall provide for voyages with Shipper’s Cargoes, at its expense, safe discharge berths where the Vessels can safely proceed to, lie at, and remain safely afloat at any stage of the tide.
Section 11. Loading and Discharging
               (a) The Shipper shall load, stow, and trim Cargo at its sole expense under the supervision of the Master of the Vessel. Upon tender of a Vessel all fast in berth and ready to receive Cargo, Shipper shall load and Carrier shall receive the Cargo at an average rate of 2,000 tons per hour.
               (b) Carrier shall provide and operate self-unloading equipment on the Vessel except as provided in Sections 4 (a) and 4 (b) . When the Vessel is all fast, Shipper shall receive Cargo into the hoppers provided by Shipper at the Vessel’s side at an average rate of 2,000 tons per hour and up to a maximum instantaneous rate of 3,000 tons per hour. The Shipper shall provide at its expense shoreside power for operating Carrier’s self-unloading equipment and shall bear or hold Carrier harmless from all costs relating to the supply of such shoreside power.
               (c ) When Carrier employs non-self unloading Vessels as anticipated by the schedule shown in Exhibit B and within the parameters of Exhibit B, Shipper shall provide, at its expense, all additional equipment, power and labor necessary to discharge the Vessels’ cargo on a “free out” basis.

Section 12. Scheduling
               (a) Shipper shall give Carrier advance notice of Shipper’s Full Requirements as expected for each calendar year (“Expected Transportation Requirements”) as provided herein. Within thirty (30) days of the Effective Date hereof, Shipper shall give notice of its Expected Transportation Requirements for the remainder of 2007 and for the year 2008. By October 15, 2008 and each subsequent calendar year hereunder, Shipper shall give notice of its Expected Transportation Requirements for the next following calendar year. In either case, any changes in Expected Transportation Requirements shall be made by Shipper only upon forty-five (45) days’ advance written notice.
               During the term hereof, Shipper shall give Carrier weekly updated forecasts of its proposed liftings on a rolling 45-day basis (The “Forecast Notice” or “Forecast Notices”). Carrier shall schedule its Vessels for loadings in sufficient frequency to meet the proposed liftings provided by the Forecast Notices. In the event Shipper fails to provide to Carrier any required Forecast Notice, the last issued Forecast Notice shall continue to govern for the duration of the 45 day period provided therein, and Carrier is entitled to assume that the proposed liftings for the next 45 day period shall be the same as provided in the last issued Forecast Notice as if it is to start anew.
               No change shall be made to the proposed liftings within any Forecast Notice without 45 days advance written notice to Carrier. If for any reason, except an unexpected operational failure at Shipper’s Operations or at Shipper’s Plants, Shipper makes a change to the proposed liftings within a Forecast Notice without 45 days advance written notice to Carrier, Shipper shall be liable to Carrier for any resulting tonnage deficiency times the applicable dead freight rate equal to 100% of the sum of the then-effective General Component of the Freight Rate under Section 7. The tonnage deficiency for purposes of this provision shall be calculated as the difference between the Cargo that was tendered during the period in question and that which had been noticed by Shipper in its Forecast Notice during the period in question. Shipper shall not be liable to pay any amounts under this Section 12(a) if Shipper’s failure to tender Cargo in accordance with its Forecast Notices results from force majeure circumstances as set forth in Section 18 or as a result of any default of Carrier. Shipper shall receive full tonnage credit toward the Guaranteed Annual Minimum tonnage for payments made under this Section 12 (a) .
               The remedy provided in this Section 12 (a) constitutes the sole and exclusive remedy available to Carrier for any tonnage deficiency, as described in this Section 12(a), that results from Shipper’s failure to provide 45 days written notice of any change to proposed liftings provided by the Forecast Notices, and except for such remedy, Carrier shall have no right to seek any other damages, including without limitation incidental or consequential damages, caused solely by Shipper’s failure to provide notice of any change in its proposed liftings.
               (b) Carrier shall advise Shipper daily at the addresses set forth in Section 24(b) via telephone, email or facsimile of the locations and estimated time of arrival of each Vessel then assigned to transport Cargo for Shipper, whether for loading at the Loading Port or for unloading at the Discharging Port.
Section 13. Time for Arrival; Demurrage Rates
               (a) Upon a Vessel’s arrival at the Loading Port or Discharging Port, Vessel will commence immediately loading or unloading. If berth is not available upon arrival of Vessel, after receipt of Notice of Readiness, demurrage will commence and run until notice is given to Vessel that berth is available. Notwithstanding the foregoing, if upon arrival of a Vessel (“Arriving Vessel”) for loading at Shipper’s Terminal or unloading at Shipper’s Plant, the berth is unavailable due to the current occupancy of another of Carrier’s Vessels (“Prior Vessel”), then demurrage shall not run; provided, however, that to the extent that the Prior Vessel’s occupancy was or is delayed (or extended beyond allowed free time) for reasons beyond the sole control of Carrier (other than extreme weather conditions), then demurrage shall run. Time for Vessel to shift from anchorage to berth shall not count as demurrage. The demurrage rate will be $1000.00 per hour or fraction thereof, unless the berth is not available upon arrival of Vessel or if preference is given to another vessel and therefore Carrier’s Vessel is delayed, in which case the demurrage rate will be $1500.00 per hour or fraction thereof, except in cases at Shipper’s Plant when the Vessel is delayed as a result of a sulfur or sulfuric acid vessel, in which case the demurrage shall be $1000.00 per hour or fraction thereof. One Hundred (100%) percent of this rate shall be escalated per the formula in Section 7(c).
               (b) Shipper may occasionally cancel a designated shipment prior to commencement of loading provided that it pays Carrier the cost of any Vessel cleaning, shifting and any accumulated demurrage which have been already incurred by Carrier at the time the particular shipment is cancelled.
               (c) The occurrence of any condition of force majeure set out in Section 18 after any Vessel shall be on demurrage shall not affect the continued running of demurrage nor excuse payment for all such demurrage which may accrue during the continuance of such conditions of force majeure until completion of loading or discharge, provided that the Shipper shall have the option to:
               (i) direct that the Vessel sail without a full Cargo and pay freight only on that which has been loaded (minimum 25,000 tons); or

               (ii) direct that the Vessel remain at the berth, in which case demurrage shall continue to accrue.
Section 14. Delay Time and Payments
               Time allowed for loading will be one hour for each 1,750 tons of Cargo carried, commencing when Vessel arrives at berth and is all fast ready to receive Cargo and ending upon notice of completion.
               Time allowed for unloading at Shipper’s Plant will be one hour for each 1,750 tons of Cargo carried except in the case of the barge GAYLE EUSTACE which shall be allowed one hour for each 750 tons of Cargo carried, commencing when Vessel arrives at berth and is all fast ready to discharge and ending upon notice of completion.
               Time allowed for unloading non self-unloading vessels at IC Rail Terminal or other mutually agreed upon discharge facility will be one hour for each 750 tons of Cargo carried, commencing when Vessel arrives at berth and is all fast ready to discharge or upon notice of readiness if berth is occupied and ending upon notice of completion.
               If delays occur during loading or unloading which are not the fault of Carrier, any excess time above the time allowed under this Section shall entitle Carrier to demurrage payments from Shipper at the rate set forth in Section 13(a). Shipper shall be entitled to despatch based upon the demurrage rate of $1000.00 per hour or fraction thereof, plus escalation. Extreme weather conditions shall not be a cause for this liability. Carrier shall reimburse Shipper for any third party carrier’s demurrage charges arising out of Carrier’s failure to receive or discharge Cargo at the rate specified in Section 4(a) or Carrier’s failure to depart from a berth in a reasonable time, except that in either case extreme weather conditions shall not be a cause for this liability.
               All delays will be noted and agreed upon at time of loading or unloading and recorded in appropriate Vessel logs. Carrier will issue a quarterly delay time report stating all delay time occurrences for Shipper and Carrier.
Section 15. Wharfage and Dockage
Carrier’s equipment shall be free of wharfage and dockage charges upon arrival at the Loading and Discharging Ports, and Shipper shall pay all such charges imposed, except Carrier shall be responsible for customary charges (including without limitation dockage and line handling) when employing non-self unloaders discharging at the IC Rail Terminal or other mutually agreed upon discharge facility in all cases including as anticipated by the schedule shown in Exhibit B.
Section 16. Liens

               (a) The Shipper shall have an absolute lien on the Vessels for all claims (including attorneys’ fees, if any, of recovering the same), if any, against Carrier and/or the vessel owner, arising out of shipment of Shipper’s Cargoes under this Contract, which lien shall continue after discharge of any Cargoes connected with such claim. Any such lien shall be subordinate to any mortgage placed on the Vessel in connection with the financing or lease of the Vessel.
               (b) Carrier shall have an absolute lien on the Cargo for all freight, deadfreight, demurrage and costs, including attorneys’ fees, if any, of recovering the same, which lien shall continue after delivery of the Cargo into the possession of the Shipper, or of the holders of any Bills of Lading covering the same, or of any storageman, until the Cargo is converted or processed into a final product for resale.
Section 17. Assignment
               Neither Shipper nor Carrier will assign, subcontract or delegate the performance of this Contract without the written consent of the other, which consent shall not unreasonably be withheld. However, (a) the consent of the Shipper shall not be necessary for the assignment by the Carrier of this Contract (and all monies due and payable under this Contact) (i) to a subsidiary or affiliate of Carrier or (ii) as security for the obligations of the Carrier or subsidiaries or affiliates of the Carrier under notes, other debt obligations or guarantees of such obligations upon notice of assignment to Shipper, provided that any such assignment shall not relieve Carrier of its obligations under this Contract, and (b) the consent of the Carrier shall not be necessary for the assignment by the Shipper of this Contract (and all monies due and payable under this Contact) (i) to a subsidiary or affiliate of Shipper or (ii) as security for the obligations of the Shipper or subsidiaries or affiliates of the Shipper under notes, other debt obligations or guarantees of such obligations upon notice of assignment to Carrier, provided that any such assignment shall not relieve Shipper of its obligations under this Contract. Subject to the foregoing; this Agreement shall be binding upon the successors and assigns of the parties hereto.
Section 18. Force Majeure
               (a) If because of force majeure, as defined herein, either Carrier or Shipper is unable to carry out any of its obligations under this Contract, and if such party claims force majeure by promptly giving to the other party written notice thereof, then the obligations of Shipper to tender Phosphate for transportation and of Carrier to transport such Cargo hereunder, shall be suspended to the extent the party claiming the force majeure is so unable or hindered except as provided otherwise in Section 13(c) hereof. Such notice of the existence of force majeure shall describe the particulars thereof and shall include a statement of the period during which the force majeure is reasonably expected to continue and the extent of the obligation thereby affected. Thereafter such party shall give notice of any change in such period within a reasonable time after such party learns of such change. The party giving the notice shall make all reasonable efforts to remove the force majeure, and to resume performance hereunder, with all reasonable dispatch, but nothing contained herein shall be construed as requiring such party to settle any labor dispute. As used herein “force majeure” means any cause beyond the reasonable control of the party giving the notice affecting its ability to perform its obligations hereunder, including, but not limited to, acts of God, fire, storm, breakdown of mining, transportation, terminals or vessel equipment, flood, explosions, strikes, labor disputes, riots, acts of any military or civil or governmental authority, wars, perils of the waters or of navigation, collisions, groundings, pirates, arrest or restraints of princes, rulers, or peoples.
               It is understood that a significant consideration for this Contract is Carrier’s flexibility to carry a substantial portion of Shipper’s Cargo with its self unloading Vessels (as set forth in Exhibit B) and therefore, force majeure shall not excuse Carrier’s guarantee of transportation services on self-unloading Vessels unless such force majeure affects Carrier’s self-unloading fleet.
Section 19. Arbitration
               Should any dispute or controversy arise out of this Contract, such dispute or controversy shall be referred to three persons, one to be appointed by each of the parties hereto and the third by the two so chosen; their decision or that of any two of them shall be final and, for the purpose of enforcing any award, this Contract may be made a rule of the court. The arbitrators shall be commercial men and shall follow the Rules and Practices of the Society of Maritime Arbitrators, Inc. Carrier and Shipper hereby agree that the provisions of 9 United States Code § 1 et seq. (Federal Arbitration Act) shall be incorporated into this Contract and shall apply in full force and effect as if set forth at length in this Contract. Notwithstanding the foregoing, if either party to this Contract sends to the other a demand to arbitrate by certified mail, such mailing shall be sufficient service of process so as to confer jurisdiction of the parties in the United States District Court in Tampa, Florida, for all purposes consistent with this requirement to arbitrate.
Section 20. Insurance and Indemnification
               (a) Carrier, at its sole expense, shall cause all of the Vessels used in the performance of this Contract to be insured as follows during the life of this agreement:

1.	Pollution risks in the amount of $10,000,000 per occurrence (each Vessel deemed separately insured).

2.	Hull and Machinery (American Institute Time Hulls Form 1/18/70 or equivalent) in such amounts as Carrier may prudently establish.
               (b) In the event coverage is denied or reimbursement of a properly presented claim is disputed by the insurance company for insurance provided above, Carrier shall, upon written request, provide Shipper with a certified copy of the involved insurance policy or policies within ten (10) business days of receipt of such request.
               (c) Neither Carrier nor Shipper shall be responsible for the premium or deductibles of the other party applicable to said insurance policies.
               (d) Indemnification: Carrier shall defend, indemnify and hold harmless Shipper and its partners and their respective shareholders, unit holders, partners and their officers, directors, agents and employees for all matters for liability for claims for death or injury to persons, or loss or damage to property of Carrier or third parties, or for violation of any applicable laws or governmental regulations, and for incidental penalties, damages, costs and expenses (including, without limitation, reasonable expenses for investigation and attorney’s fees), in any manner arising out of or resulting from any negligence or misconduct of Carrier or Carrier’s officers, agents or employees in the performance of this Contract, except to the extent caused by any negligence or intentional misconduct of Shipper or Shipper’s officers, agents, or employees. Carrier shall promptly advise Shipper of any such claims, and shall pay all costs and expenses incident to defense of such claims, but Shipper shall have the right, at its option and expense, to participate in such defense, without relieving Carrier of any of its obligations hereunder.
               (e) Carrier shall also procure, pay for and maintain the following insurance coverages during the life of this agreement.
1.	Protection and indemnity (SP-23 or equivalent) including liability for crew members and removal of wreck; collision liability; tower’s liability. Such liability policies shall be endorsed to cover the indemnity contained in clause (d).

2.	Workers’ Compensation and Employers Liability Insurance subject to a limit of $1,000,000. Broad form all states endorsement, U.S.L.&H. endorsement.

Employers Liability shall contain Jones Act endorsement.

3.	Comprehensive General Liability insurance subject to a single limit of $1,000,000 bodily injury and property damage combined. Such insurance shall include blanket contractual liability and personal injury liability. In lieu thereof, Carrier may self-insure against Comprehensive General Liability risks.

4.	Umbrella Liability insurance subject to a limit of $10,000,000 excess of comprehensive general liability and employers liability.
               Carrier agrees to have Shipper and its shareholders and their directors, officers, agents and employees named as additional insured on the above insurance excepting however, the Workers’ Compensation insurance.
               (f) Shipper agrees that it will either insure under an “All Risk” policy, the Cargo laden in Carrier’s Vessels to the full market value of the Cargo and shall cause the Cargo policy to be endorsed to name Carrier, its parent company and all affiliates thereof and the directors, officers, and employees thereof and the Vessels (collectively the “Carrier Insured”) as additional insured or Shipper may elect to self-insure the Cargo loaded in Carrier’s Vessels pursuant to this Contract. In such event Shipper shall indemnify and hold the Carrier Insured harmless, such that Carrier Insured shall be protected in the same manner and to the same extent as if Carrier Insured were named an additional insured on Cargo insurance procured by Shipper with waiver of subrogation in their favor.
               (g) Certificates of insurance to evidence the captioned coverages shall be furnished by Carrier and Shipper to the other party to this agreement and such certificates shall include a thirty (30) day notice of cancellation, non-renewal or material change.
               (h) Carrier and Shipper each shall obtain insurance companies permission to waive their rights of subrogation against each other as respects the above insurance coverages and each does hereby so waive its rights of subrogation.
Section 21. Bills of Lading
               The Master shall, upon request, sign non-negotiable Bills of Lading in Carrier’s customary form for all Cargo shipped but without prejudice to the rights of the Carrier and Shipper under the terms of this Contract, such Bills of Lading thereof constituting memoranda of date, place, time, receipt, discharge, and quantity only as between Carrier and Shipper.

Section 22. General Exceptions
               The Vessel, her Master, owner or Carrier, shall not, unless the perils or consequences could have been avoided by reasonable care and diligence at commencement of the voyage or otherwise in this Contract expressly provided, be responsible for any loss or damage, or delay or failure in performing hereunder arising or resulting from any act, neglect, default, or barratry of the Master, pilots, mariners or other servants of the owner or Carrier, in the navigation or management of the Vessel; fire, unless caused by the personal design or neglect of the Vessel owner or the Carrier; collision, stranding, or peril, danger or accident of the sea or other navigable waters; saving or attempting to save life, or property; wastage in weight or bulk, or any other loss or damage arising from inherent defect, quality or vice of the cargo; any act or omission of the Carrier, owner or consignee of the Cargo, their agents or representatives; insufficiency of packing; insufficiency or inadequacy of marks; explosion, burst of boilers, breakage of shafts, or any latent defect in hull, equipment, or machinery; unseaworthiness of a Vessel unless caused by lack of due diligence on the part of the Carrier to make the Vessel seaworthy at commencement of the voyage or to have her properly manned, equipped and supplied; or from any other cause of whatsoever kind arising without the actual fault or privity of Carrier.
Section 23. Both to Blame
               If the Vessel comes into collision with another ship as a result of the negligence of the ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Carrier in the navigation or in the management of the Vessel, the Shipper and/or owners of the Cargo carried hereunder shall indemnify the Carrier against all loss or liability to the other or non-carrying ship or her owners insofar as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said Cargo, paid or payable by the other or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or Cargo. The foregoing provisions shall also apply where the owners, operators or those in charge of any ships or objects other than, or in addition to, the colliding. ships or objects are at fault in respect of a collision or contract.
Section 24. Miscellaneous
               (a) This Contract, together with any attached Exhibit and schedule, embodies all of the promises, agreements and undertaking of the parties. This contract shall not be orally amended or modified or any of its provisions waived, and no amendment or modification shall be effective unless and until the same be embodied in writing signed by both parties. This Contract replaces that certain Contract of Affreightment dated as of October 12, 2000 between Carrier’s and Shipper’s respective predecessors in interest, IMC PHOSPHATE COMPANY and GULFCOAST TRANSIT COMPANY, and said Contract of Affreightment upon the effectiveness of this Contract shall be terminated and of no further force or effect; provided however, that any payment obligations remaining outstanding under said Contract of Affreightment arising out of the performance of either party prior to termination thereof shall remain due and owing.
               (b) All notices under this Contract shall, unless otherwise permitted, be in writing and be delivered at or mailed to, postage or charges prepaid, or be by facsimile sent, as follows:
If to the Carrier:
TECO OCEAN SHIPPING
1300 East 8th Avenue, Suite S-300
Tampa, Florida 33605
Attention: General Manager
Facsimile: (813) 242-4849
If to the Shipper:
MOSAIC FERTILIZER, LLC
8813 Highway 41 South
Riverview, Florida 33578
Attention — Vice President — Supply Chain
Facsimile: (813) 677-9111
With copy to:
THE MOSAIC COMPANY
Atria Corporate Center, Suite E-490
3033 Campus Drive
Plymouth, MN 55441
Attention: General Counsel
Facsimile: (763) 577-2700
Notices shall be effective only upon receipt. By notice tendered in accordance with the foregoing, either party may change its address for further notices hereunder.
               (c) The failure of either party to require performance by the other of any obligation under this Contract shall not affect the right of such party to thereafter enforce the same; nor shall the waiver of either party of a ‘breach of any provision, act as a waiver of the provision itself.
               (d) The captions of Sections of this Contract are inserted for convenience only and are not intended to be fully descriptive of the Sections to which they apply, and shall not be considered in the construction of any provision of this Contract.
               (e) This Contract may be executed in one or more original counterparts, and any of the counterparts shall be deemed an original.

               (f) This Contract shall be governed by the Maritime Law of the United States, and to the extent not inconsistent therewith, the laws of the State of Florida, without regard to the choice-of-laws provisions thereof.
Section 25. Default
               (a) Upon a default in payment by Shipper under this Contract and at any time thereafter, subject to paragraph (c) below, the Carrier, (in addition to any other remedies it may have) upon written notice to the Shipper, may terminate this Contract whereupon all of the rights of Shipper hereunder and obligations of Carrier hereunder shall absolutely cease and terminate and the Shipper shall have no further obligations or liabilities under this Contract except for the payment of unpaid freight or other sums then due and owing and except as otherwise expressly set forth in this Section 25.
               (b) Upon a default in payment by Carrier, the material failure to move product by Carrier under this Contract (not excused under Sections 18 or 22 hereof) or the material non-compliance by Carrier with Section 20 (Insurance) and at any time thereafter, subject to paragraph (c) below, the Shipper (in addition to its remedies under Section 5(b)), upon written notice to the Carrier, may terminate this Contract whereupon all of the rights of Carrier hereunder and obligations of Shipper hereunder shall absolutely cease and terminate and the Carrier shall have no further obligations or liabilities under this Contract except for the payment of sums then due and owing to Shipper and except as otherwise expressly set forth in this Section 25.
               (c) Neither party may terminate this Agreement under this Section 25 unless it shall have first given the other party written notice specifying the nature of default, and the other party shall thereafter have failed to cure the default within thirty (30) days in the case of a default in the payment of money or within sixty (60) days in the case of any other material default.
Section 26. Sale of Assets
               It is agreed by the parties that in the event that Shipper sells, alienates, transfers or in any fashion divests itself of ownership of either its phosphate rock mining operations or the Shipper’s Plants or if Carrier fails to retain the rights to operate Vessels able to carry out this Contract, then that party, as a condition of said action, or failure, may require the vendee or transferee of such operations or plant or vessels as the case may be to assume that party’s obligations under this Contract. If the Shipper or Carrier approves the assumption of the other’s obligations by a vendee or transferee, which approval shall not be unreasonably withheld, conditioned or delayed, said transferor’s obligations hereunder shall cease. In the alternative in lieu of such assumption

Shipper shall have the option to pay Carrier an amount, to be negotiated in good faith by the parties hereto, equivalent to the then present value of this Contract in lieu of said assumption and Carrier shall have the option to continue its obligations hereunder with suitable substitute equipment.
Section 27. Buyout in Event of Economic Hardship
          Shipper shall have the option to cancel the remaining term of this Contract, if and only if Shipper encounters Economic Hardship as defined herein, upon giving written notice of its intent to do so (as provided below) and payment of the buyout option payment provided below (“Buyout Payment”). “Economic Hardship” shall be defined as permanent closure of all of Shipper’s Louisiana phosphoric acid production facilities. In the event that an Economic Hardship occurs and Shipper cancels the remaining term of this Contract, and in the event Shipper continues to produce or acquire Phosphate or products derived therefrom at its Florida operations, Carrier and Shipper agree to negotiate in good faith, and prior to the effective date of Shipper’s cancellation, an agreement for the transportation by Carrier of all Phosphate or other products derived therefrom acquired or produced at Shipper’s Florida operations (above and beyond Shipper’s prior tonnage commitments to Carrier pursuant to any other then-existing contract or agreement) to the Port of New Orleans, or other destinations in the vicinity therewith for transloading into river barges or for storage, which Shipper anticipates would range from approximately 500,000 to 900,000 tons per year (“Alternate Cargo Agreement”). Said Alternative Cargo Agreement would have a freight rate equal to the freight rate then effective from time to time under any then-existing affreightment contract between Carrier and Shipper (other than this Contract) for the transportation of Phosphate or products derived therefrom (“Existing DAP Agreement”) or if no such agreement then exists, the rate for transport of this alternate cargo will be 8% higher than the rate specified in this contract for shipments on non-self unloading vessels with load and discharge terms as outlined in Sections 11 and 14 of this contract. If such an Alternate Cargo Agreement is entered into prior to or as of the effective date of Shipper’s Cancellation, Shipper shall receive a credit against the freight charges thereunder and to be applied against such freight charges on a dollar for dollar basis, in the aggregate, up to the amount of the Buyout Payment made by Shipper under this Contract. If an Alternate Cargo Agreement is entered following the effective date of Shipper’s Cancellation, Shipper shall receive a credit against the freight charges thereunder and to be applied against such freight charges on a dollar for dollar basis, in the aggregate, up to a prorated Buyout Payment, with such pro-ration to account for the difference between the commencement date of the Alternate Cargo Agreement and the effective date of the Shipper’s Cancellation.
In the event an “Economic Hardship” condition ceases to exist, Carrier shall have the option to reinstate this Contract subject to reimbursement to Shipper of a prorated amount of the Buyout Payment made by Shipper, with such pro-ration to account for the difference between the effective date of Shipper’s Cancellation and the date of reinstatement. Upon reinstatement, Shipper shall not be entitled to any additional credit against freight charges under any Alternate Cargo Agreement.
          The buyout option payment shall be calculated as the sum of the following two components:
1.	35% of the then effective General Component of the Freight Rate multiplied by the Guaranteed Annual Minimum tons for the remaining term of the Contract, excluding any calendar years within the term of this Contract for which Shipper has not yet been required to make an election in accordance with Section 3, and shall be prorated for any partial calendar year of this Contract.

2.	If (i) the Carrier provides Shipper with written notification of specific shipyard and/or maintenance services to be performed with respect to the Dana Dunn (the “Shipyard Services”) at least 120 days in advance of the date that the Shipyard Services are to commence, and (ii) the Shipper exercises their option to cancel the remaining term of this Contract but gives Carrier less than 90 days notice thereof prior to the date that the Shipyard Services are to commence, then Shipper shall be responsible for 50% of the Shipyard Services costs. Shipper shall not, however, be responsible for any portion of the Shipyard Services costs to the extent that such costs, following receipt of Shipper’s cancellation notice, could have been avoided or mitigated by Carrier using commercially reasonable efforts to do so. In addition, Shipper shall not be responsible for that portion of the Shipyard Services costs which, when amortized under generally accepted accounting principles, would be allocated to a period beyond two years.

The two components set forth above shall constitute the total buy-out option amount owed Carrier by Shipper to terminate the Contract.
          In order to exercise the buyout option, Shipper shall give written notice of its intent to do so at least 180 days prior to the intended Cancellation Date (“Shipper’s Notice”). Payment of the buyout option payment amount will be due in full by wire transfer on the Cancellation Date, as instructed by Carrier. After this payment is received, all obligations between the parties regarding the Shipper’s requirement to tender Cargo and the Carrier’s requirement to move Cargo shall cease; provided, however, that any payment obligations remaining outstanding under this Contract arising out of the performance of either party prior to termination thereof shall remain due and owing.

Section 28. Temporary Suspension.
          Shipper shall also have the option to temporarily suspend the effect of the Contract from time to time if Shipper encounters a “Temporary Economic Hardship” as defined herein, upon giving written notice of its intent to do so (as provided below) and payment of the monthly suspension payments described below. “Temporary Economic Hardship” shall be defined as the closure of all of Shipper’s Louisiana phosphoric acid production facilities on a less than permanent basis. In order to exercise this temporary suspension option, Shipper shall give written notice of its intent to do so at least thirty (30) days prior to the intended suspension date (the “Suspension Notice”). Payment of the monthly suspension payments shall be due in advance on the first day of each month during the suspension and shall be paid by wire transfer as instructed by Carrier. The amount of the monthly suspension payment shall be the product of the Reduced Dead Freight Rate multiplied by one-twelfth (1/12) of the Guaranteed Annual Minimum. Notwithstanding the foregoing, the amount of the monthly suspension payment shall be the product of the Standard Dead Freight Rate multiplied by one-twelfth (1/12) of the Guaranteed Annual Minimum for any temporary suspension period(s) beyond the first twelve (12) months thereof during the Term of this Contract. Shipper shall thereafter be entitled to terminate the suspension by giving Carrier thirty (30) days written notice of its intent to do so. If the suspension commences or ends during a month, the monthly suspension fee shall be prorated. The term of the Contract shall not be extended as a result of such suspension, but rather, for purposes of calculating whether Shipper has tendered the Guaranteed Annual Minimum or Carrier has transported the Guaranteed Annual Minimum, it shall be treated as if one-twelfth (1/12) of the Guaranteed Annual Minimum was tendered by Shipper and transported by Carrier during each month of the suspension.
          In addition, for each month of temporary suspension in any calendar year for which the Reduced Dead Freight Rate was applicable, a deferred balance account shall be established equal to one-twelfth (1/12) of the Guaranteed Annual Minimum times 29% of the sum of the then-effective General Component of the Freight Rate under Section 7. A flat-rate surcharge shall be added to the Freight Rate, applicable to the first 2,400,000 tons tendered for shipment in the following calendar year, sufficient to fully pay off the deferred balance account as such tons are tendered for shipment. Any remaining amount in the deferred balance account not paid off for any reason (because 2,400,000 tons were not tendered for shipment in said following calendar year) shall be paid off at the end of said following calendar year, without further deferral. Notwithstanding the foregoing, if a temporary suspension period extends beyond December 31 of any calendar year hereunder, or if a new temporary suspension period is declared within six (6) months after the termination of a prior temporary suspension period, any amount then remaining in the deferred balance account shall become immediately due and payable.

Section 29. Substitute Cargo
          From time to time, whenever Shipper reasonably believes that it will have a Phosphate Tonnage Deficiency in any calendar year, Shipper may, by notice to Carrier, nominate one or more shipments of substitute cargo (above and beyond Shipper’s prior tonnage commitments to Carrier of such substitute cargo pursuant to any other contract or agreement, and in no case shall shipments under this Section be credited as substitute cargo until at least 100,000 tons of finished dry phosphate products have been shipped in that calendar year) consisting of phosphate products to be transported from the Loading Port to a mutually agreed upon discharge facility on the Mississippi River, with the acceptance of such discharge facility not to be unreasonably withheld. Upon Carrier’s receipt of such notice, subject to Section 12 and other applicable provisions hereof, Carrier shall undertake to transport said substitute cargo. The freight rate therefore shall be the rates in effect under any then-existing agreement for like services between Carrier and Shipper, or if no such agreement is then effective, the rate for transport of this substitute cargo shall be a rate 8% higher than the rate specified in this contract for shipments on non-self unloading vessels with load and discharge terms as outlined in Sections 11 and 14 of this contract. Thereafter, subject to Section 12 and other applicable provisions hereof, Carrier shall transport the substitute cargo. Any quantities of substitute cargo transported under this Section 29 shall be credited (on an equivalent tonnage basis) to the Guaranteed Annual Minimum requirements required to be carried under Section 2(a).
Section 30. Layberth
          It is understood and agreed that Carrier may require use of Shipper’s Big Bend Terminal for berthing of Vessels for purposes other than loading such as layberth, heavy weather or cleaning. Upon request by Carrier, Shipper shall permit Carrier’s use of Shipper’s Big Bend Terminal for those purposes, and the provisions attached as Exhibit “C” shall apply to Carrier’s use of Shipper’s Big Bend Terminal for those purposes. It is understood that the primary purpose of the temporary layberth in other than weather related events is for the cleaning of Carrier’s Vessels as preparation to transport Shipper’s phosphate rock or finished phosphate products. It is understood and agreed, however, that Carrier shall not have the right to use Shipper’s Big Bend Terminal for cleaning services unless it has been denied the use of the Tampa Electric Big Bend discharge berth or said discharge berth is otherwise unavailable to Carrier for that purpose. It is further agreed that Carrier assumes and bears all costs and expenses attributable to or arising in connection with such cleaning activities, and Carrier agrees to hold harmless, defend and indemnify Shipper, as provided by Section 20(d), for those costs and expenses, as well as all claims and liabilities arising out of such cleaning activities. The freight rate in Section 7(a) is based upon the availability of the Shipper’s Big Bend terminal for the purpose set forth herein.

          IN WITNESS WHEREOF, the parties hereto have executed triplicate originals of this Contract on the date first mentioned above.

TECO OCEAN SHIPPING,
Carrier

	BY:	/s/ Neil McManus
Neil McManus
General Manager
ATTEST:

/s/ Paul Barbour Paul Barbour
Director of Finance
MOSAIC FERTILIZER, LLC
Shipper

	BY: Name:	/s/ James Prokopanko James Prokopanko
	Title:	President
ATTEST:

/s/ Mark Isaacson Mark Isaacson
Vice President & Assistant Secretary

Exhibit “A” to Contract of Affreightment dated as of October 12th, 2007
Example of Contract Rate Adjustment
(For Illustration Purposes Only)
Assumed Adjustment Factors
     Fuel Adjustment:

August 4, 200x	price/gal.	1.96
August 11, 200x	price/gal.	1.95
August 18, 200x	price/gal.	1.94
August 26, 200x	price/gal.	1.93

	Average	1.945

     Fuel Adjustment Factor — $1.945 /) $1.75 = 1.111
     GNP Adjustment:

GNP Third Quarter 200x	108.00
GNP Fourth Quarter 200x	109.00
     GNP Adjustment Factor 109.00) 108.00 = 1.009260

	Freight Rate	Adjustment Factor	Rate Effective
Sample Adjustment

Fuel Component	$2.12	1.111	2.35
General Component	7.74	1.009260	7.81

	$9.86		$10.16

Demurrage Rate

General	$1500.00	1.009260	$1513.89

     Exhibit “B” to Contract of Affreightment dated as of October 12, 2007
Anticipated tons to be delivered via Self-Unloader & Non Self-Unloader Vessel

Period	Self-Unloaders	Non Self-Unloaders
Oct-Dec 2007	745,000
2008	3,072,000	428,000
2009	3,219,000	281,000
2010	3,012,000	488,000
2011	3,364,000	136,000
2012	3,199,000	301,000
2013	3,002,000	498,000
2014	3,166,000	334,000
2015	3,074,000	426,000
2016	3,400,000	100,000
2017	3,178,000	322,000
Aletrantive 1 — Guaranteed Annual Minimum and Maximum Annual Tonnage as provided in Section 2(a), to be transported in accordance with the above table.
Alternative 2 — Freight Rate $10.49 per ton (self unloaders) / $9.86 per ton (non self unloaders). Carrier will deliver between 2,200,000 tons (Guaranteed Annual Minimum) and 2,799,000 tons (Maximum Annual Tonnage). Not less than 2,000,000 tons will be delivered on self unloading vessels.
Alternative 3 — Freight Rate $11.02 per ton (self unloaders) / $9.86 per ton (non self unloaders). Carrier will deliver between 1,500,000 tons (Guaranteed Annual Minimum) and 2,199,000 tons (Maximum Annual Tonnage). Not less than 1,000,000 tons will be delivered on self unloading vessels.
Alternative 4 — If Shipper elects a Guaranteed Annual Minimum of between 0 and 1,500,000 tons, then a rate will be negotiated, in good faith, between Shipper and Carrier, but in no case shall the rate be less than $11.02 per ton.
All freight rates will be escalated from year one of the initial term of the contract. The fuel component as mentioned in Section 7 shall remain the same for all freight rates.

EXHIBIT “C” To the Contract of Affreightment Dated as of October 12, 2007
BERTHING PROVISIONS
     1. Provision of Berth in the Event of a Storm. During the term of the Contract, in the event of inclement weather conditions, Carrier shall, upon request, and so long as the Mosaic Big Bend Dock (“Berth”) is then unoccupied by another vessel, have the right to position any one of its owned or operated vessels (“Vessels”) at the Berth for a period not to exceed five days and with the understanding that the SHIPPER may require CARRIER to vacate the Berth for another vessel that has been scheduled for cargo operations at the Berth.
     2. Provision of Berth for Cleaning. Carrier shall, upon request, have the right to position a Vessel that is to be loaded with Shipper’s Phosphate or other of Shipper’s finished phosphate products, for cleaning of coal residue from such Vessel at the Berth, provided that (i) Carrier has been denied berthing for cleaning at the Tampa Electric Big Bend terminal or such terminal is otherwise unavailable, and (ii) the Berth is not then, as of the time the request is made by Carrier, scheduled to be occupied by other vessel(s) for cargo operations such that it cannot accommodate Carrier’s Vessel as requested. Carrier agrees to pay to Shipper 50% of the then-effective Tampa Port Authority Dockage Rates for any time spent at berth for such cleaning in excess of time otherwise spent at berth for any other authorized purpose pursuant to the Contract and/or the provisions set forth herein. Charges for this excess time shall be per day or any fraction thereof. Carrier agrees that it must furnish any and all labor, materials or resources as may be required for the safe and efficient cleaning of the Vessels, including without limitation, labor, power, water, additional security services, and other supplies. Carrier agrees that it will promptly remove from the Berth and from Shipper’s property any and all materials removed from the Vessels or used in the cleaning process (including without limitation cleaning agents, coal dust slurry or residues cleaned from the cargo holds, and associated rinse water). Materials removed from the Vessels’ cargo holds or used in its cleaning will not contact the surface of the Berth or Shipper’s property, but shall be pumped directly from the Vessel into Carrier’s transport vehicles for transportation of such materials from the Berth and Shipper’s property.
     3. Request for Berth. Carrier shall direct any request to position a Vessel at the berth to Shipper as follows:
Ron Kobosky
Manager of Port Operations
Mosaic Big Bend Marine Terminal
(813) 677-8404
     4. Safe Berth. Shipper warrants that, so long as a Vessel does not exceed the following dimensions, such Vessel can safely proceed to, lie at, and depart from the Berth, fully loaded, and remain safely afloat at the Berth at any stage of the tide.

Length Over All 660 feet
Beam 105 feet

Draft	34 feet (mean low salt water sailing draft)
Notwithstanding the foregoing, Shipper does not warrant said draft under the following inclement weather conditions at any time present at the Berth.
     5. Use of Tugs and Other Services. All tug services to be used by Vessels docking, undocking, shifting while the vessel is in Berth or while lying at the Berth and all linesmen shall be arranged by Carrier. Every Vessel docking, undocking, shifting while in Berth or while lying at the Berth shall be required to utilize the number of tugs sufficient for the size of the vessel and prevailing bay and weather conditions at the time, at Carrier’s sole risk and expense. All expenses associated with the use of tugs shall be for the account of Carrier. Furthermore, any Vessel docking at the Berth shall make arrangements for and provide any and all services, equipment or personnel required for the accommodation of the Vessel, including, but not limited to, gangways, security, and other services required of the vessel while at Berth.
     6. Indemnity. In addition to the indemnification provision included in Section 20 of the Contract, Carrier agrees to indemnify Shipper for the cost to repair physical damage to the dock and appurtenant facilities resulting from the contact or collision, if any, between a Vessel and the dock while the Vessel is at the Berth, except to the extent caused by the negligence or willful misconduct of Shipper, its subcontractors, employees or agents, or failure of Shipper to provide a safe berth to the extent required in Clause 5.
     7. Compliance with Laws, Rules, Regulations and Permits. Each Vessel shall comply with all applicable U.S. Coast Guard regulations and local, municipal, state and federal laws and regulations, including, but not limited to, environmental laws and regulations, in effect as of the time of berthing. Each Vessel shall comply with the U.S. Federal Water Pollution Control Act, the Clean Air Act and the Oil Pollution Act of 1990, and any amendment thereto, and shall have secured and carry on board the Vessel a current U.S. Coast Guard Certificate of Financial Responsibility and any other federal and/or state Proof of Financial Responsibility Certificate. Carrier shall obtain, at its expense, all permits that may be required to perform its cleaning operations at the Berth. Carrier’s cleaning operations will be in full compliance with all applicable laws, rules, permits and regulations then in effect, and must also be in compliance with Shipper’s reasonably necessary safety and security policies and procedures that have been communicated to Carrier. Carrier acknowledges that safety and security are of paramount importance to Shipper, and Carrier therefore agrees that Shipper’s safety and security policies described above may impose safety or security requirements that may be more stringent than applicable law, and that Carrier will comply, as reasonably necessary, at its expense. In the event Shipper feels that Carrier’s cleaning operations at the Berth may not be in full compliance with all laws, rules, regulations, permits or with Mosaic’s own reasonably necessary safety and security policies, it may (but shall have no obligation to do so), notify Carrier of the same and the parties shall confer and discuss the issues in good faith and implement any agreed and appropriate corrective measures.

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